EXHIBIT 4.3
LOAN AND SECURITY AGREEMENT
No. V07107
This Loan and Security Agreement (this “Loan Agreement”), made as of May 31, 2007 by and between BlueCrest Capital Finance, L.P. (“Lender”), a Delaware limited partnership with its principal place of business at 225 West Washington Street, Suite 200, Chicago, Illinois 60606, and Bioheart, Inc. (“Borrower”), a Florida corporation with its principal place of business at 13794 NW 4th Street, Suite 212, Sunrise, Florida 33325.
In consideration of the promises set forth herein, Lender and Borrower agree upon the following terms and conditions:
1. General Definitions
The following words, terms and /or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof giving effect to the numerical difference:
     A. “Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or licensed or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.
     B. “Account Control Agreement” means control agreement, by and among Lender, Borrower and Bank of America, relating to Account No. 0036 6244 3811 of Borrower at Bank of America.
     C. “Account Debtor” means any Person obligated on an Account.
     D. “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     E. “Bank of America” means Bank of America, N.A.
     F. “Bank of America Aggregation Account” has the meaning set forth in Section 5.1.
     G. “Bank of America Loan Guarantee Agreements” means the Loan Guarantee, Payment and Security Agreements, each dated as of the date hereof, between the Borrower and each of the Credit Support Providers.
     H. “Borrower’s Liabilities” means all obligations and liabilities of Borrower to Lender (including without limitation all debts, claims, and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing arising under this Loan Agreement, the Note, and/or the “Other Agreements” (hereinafter defined) or by operation of law.
     I. “Business Day” means any day other than Saturday, Sunday or a day of the year on which banks in New York City, New York or Chicago, Illinois are required or authorized to close.
     J. “Cash” means all cash, money (as such term is defined in the UCC), currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

     K. “Change of Control” means, at any time, (i) the current shareholders of Borrower shall cease to beneficially own and control, directly or indirectly on a fully diluted basis, a majority of the economic and voting interests in the capital stock or other ownership interests of Borrower or (ii) any Person or group other than the current shareholders of Borrower shall have the right to elect a majority of the seats on Borrower’s board of directors. Notwithstanding the foregoing, in no event shall an initial public offering of the Company’s securities be deemed to be a “Change of Control”, even if such initial public offering results in non-compliance with clauses (i) and (ii).
     L. “Charges” means all national, federal, state, county, city, municipal and/or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances imposed on or assessed against all or any portion of the Collateral, Borrower’s business, Borrower’s ownership and/or use of any of its assets, and/or Borrower’s income and/or gross receipts.
     M. “Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     N. “Cleanup” means all actions required to: (1) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
     O. “Collateral” has the meaning set forth in Section 5.1 hereof.
     P. “Controlled Accounts” mean the Deposit Accounts that are covered by the Account Control Agreement.
     Q. “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     R. “Copyrights” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, of any State thereof or of any other country; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.
     S. “Credit Support Providers” means (i) Howard Leonhardt and Brenda Leonhardt, as guarantors under that certain Guaranty between them and Bank of America, dated as of the date hereof, (ii) R&A Spencer Family Limited Partnership, as sponsor under that certain Letter of Credit, dated as of the date hereof, in favor of Bank of America for benefit of Borrower, (iii) William Murphy, Jr., M.D., as sponsor under that certain Letter of Credit, dated as of the date hereof, in favor of Bank of America for benefit of Borrower, (iv) Bruce Carson, as sponsor under that certain Letter of Credit, dated as of the date hereof, in favor of Bank of America for benefit of Borrower, and (v) Magellan, as pledgor under that certain Pledge Agreement, dated as of the date hereof, in favor of Bank of America.
     T. “Default” means any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     U. “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and in any event includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     V. “Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     W. “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, an obligation to conduct a Cleanup or potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned, leased or operated by Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     X. “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.
     Y. “Equipment” means any “equipment”, as such term is defined in the UCC, and in any event shall include but not be limited to computers and peripherals, laboratory equipment, manufacturing equipment, networking equipment, switching and backbone equipment, servers and routers and other hardware including disk drives and laser printers, office furniture, fixtures and office equipment, test and other equipment, and software, and all accessions, additions, attachments, accessories and improvements thereof and all replacements and/or substitutions therefore and all proceeds and products thereof.
     Z. “Event of Default” has the meaning set forth in Section 8.1 hereof.
     AA. “Financials” means those financial statements described in Section 7.3 hereof.
     BB. “Fixtures” means any “fixtures,” as such term is defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     CC. “GAAP” means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.
     DD. “General Intangibles” means any “general intangibles,” as such term is defined in the UCC other than Intellectual Property, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment; payment intangibles; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     EE. “Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     FF. “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
     GG. “Instruments” means any “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     HH. “Intellectual Property” means all current and future Copyrights, Trademarks, Patents, Licenses, and applications therefor and reissues, extensions, or renewals thereof, along with all confidential business information including inventions, know how, trade secrets, manufacturing processes, formulae, technical information, specifications, data, technology, plans and drawings and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith, including (without limitation) Licenses where the Borrower is both licensor and licensee.
     II. “Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all Goods and personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower’s account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.
     JJ. “Investment Property” means all “investment property,” as such term is defined in the UCC and, in any event, includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     KK. “Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.
     LL. “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.
     MM. “Magellan” means Magellan Group Investments L.L.C.
     NN. “Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets, business prospects, results of operations or condition (financial or otherwise) of Borrower, (ii) the prospect of repayment of any portion of Borrower’s Liabilities; provided that, the Borrower’s execution of a promissory note and a loan agreement, evidencing the Subordinated Debt and the Subordinated Debt — Bank, the Borrower’s execution of the Bank of America Loan Guarantee Agreement shall not constitute a material adverse effect on the Borrower’s ability to repay the Borrower’s Liabilities so long as the Subordination Agreements delivered by Bank of America and each of the Credit Support Providers remain in effect, (iii) the validity, perfection, or priority of Lender’s security interest in the Collateral, (iv) the enforceability of any material provision of this Loan Agreement or any Other Agreement or (v) the ability of Lender to enforce its rights and remedies under this Loan Agreement or any Other Agreement.
     OO. “Material Agreement” means, with respect to any Person, any written contract that is material to the business, operations, properties, assets, business prospects, results of operations or condition (financial or otherwise) of such Person.
     PP. “Note” has the meaning ascribed to such term in Section 2.2 hereof.
     QQ. “Other Agreements” means the Warrant, the Note and any other documents or instruments evidencing or relating to the Term Loan or the Collateral or any other security which may now or hereafter be given as further security for or in connection with the Term Loan, as each may be amended, superseded or replaced from time to time.
     RR. “Ordinary Course Indebtedness” means (i) accounts payable incurred in the ordinary course of business; (ii) unsecured indebtedness not to exceed, in the aggregate, $20,000; and (iii) leases or other financing or the acquisition of equipment or property incurred in the ordinary course of business not to exceed, in the aggregate, $250,000 during the term of the Loan Agreement.
     SS. “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
     TT. “Patents” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other country or jurisdiction, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country or jurisdiction, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or jurisdiction; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.
     UU. “Payroll Account” has the meaning set forth in Section 5.1.
     VV. “Permitted Liens” means any and all of the following (i) Charges for amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet delinquent or that are being contested in good faith by appropriate proceedings being diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP; (iii) liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (iv) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (v) banker’s liens, rights of setoff and similar liens arising by operation of law on deposits made in the ordinary course of business, provided such liens do not arise in respect of borrowed money; (vi) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business; (vii) licenses or sub-licenses of Intellectual Property in connection with joint ventures and corporate collaborations (provided that any proceeds from such licenses described in this clause (vii) be used to pay down Borrower’s Liabilities hereunder); and (viii) liens arising in connection with clause (iii) of the definition of Ordinary Course Indebtedness for leasing or financing the acquisition of equipment or property, if the liens are confined to the equipment or property so leased or financed and the proceeds of such equipment or property.
     WW. “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).
     XX. “Proceeds” means “proceeds,” as such term is defined in the UCC.
     YY. “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
     ZZ. “Securities Account” means any “securities account” as such term is defined in the UCC, and in any event includes any account to which a financial asset is or may be credited in accordance with an agreement under which the person maintaining the account undertakes to treat the person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
     AAA. “Subordinated Debt” means any indebtedness of Borrower (other than Subordinated Debt — Bank (as defined below)) to a third party, subordinated to the rights of Lender hereunder pursuant to the terms and conditions of a subordination agreement satisfactory to Lender in its sole discretion, which indebtedness shall not be secured by any of the Collateral.
     BBB. “Subordinated Debt — Bank” means any indebtedness of Borrower to Bank of America, subordinated to the rights of Lender hereunder pursuant to the terms and conditions of a subordination agreement of an even date herewith, mutually acceptable to Bank of America and Lender, in their reasonable discretion, which indebtedness shall not be secured by any of the Collateral, and any obligations to third parties under any letters of credit, guarantees, reimbursement agreements or other credit support given in connection with such indebtedness, provided the rights of such credit support providers are also subordinated to the rights of Lender hereunder pursuant to the terms and conditions of a subordination agreement acceptable to Lender, in its sole discretion.
     CCC. “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
     DDD. “Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     EEE. “Term Loan” has the meaning set forth in Section 2.1 hereof.
     FFF. “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
     GGG. “Trademarks” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks (registered, common law or otherwise), tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers (and all goodwill associated therewith), prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or jurisdiction or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
     HHH. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois, provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interest granted hereunder in any Collateral (as hereinafter defined) or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in other jurisdiction(s), then “UCC” means the Uniform Commercial Code as in effect on or after the date hereof in such other jurisdiction(s) for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, or priority or availability of such remedy.
     III. “Warrant” has the meaning set forth in Section 2.5(b) hereof.
2. The Loan
2.1 Term Loan. On the terms and subject to the conditions contained in this Loan Agreement, including those listed in Section 2.5 hereof, Lender shall loan to Borrower on the date hereof, a term loan (the “Term Loan”) in the amount of Five Million Dollars ($5,000,000.00). This is not a revolving line of credit and Borrower may not repay and subsequently re-borrow the amounts advanced or to be advanced under this Section 2.1. The Term Loan shall be made concurrently with the execution of this Agreement. The Term Loan shall be repaid in thirty-six (36) monthly scheduled installments as follows: (i) commencing on the first Business Day of the first full calendar month after the date of the Term Loan and continuing on the first Business Day of the second full calendar month and the third full calendar month after the date of the Term Loan, three (3) monthly payments of interest only (paid in arrears); then (ii) commencing on the first Business Day of the fourth full calendar month after the date of the Term Loan and continuing on the first Business Day of each month thereafter, thirty-three (33) equal monthly payments of principal and interest.
2.2 Evidence and Nature of Loans. The Term Loan to be made by Lender to Borrower pursuant to this Loan Agreement will be evidenced by a promissory note in the form attached hereto as Exhibit B) (the “Note”) to be executed and delivered by Borrower to Lender concurrently with Lender’s disbursement of such Term Loan to or for the account of Borrower. All of Borrower’s Liabilities (including the Term Loan) shall be secured by Lender’s security interest in the Collateral and by all other security interests, liens, claims and encumbrances now and/or from time to time hereafter granted by Borrower to Lender, whether hereunder or under the Other Agreements.
2.3 Use of Proceeds. Borrower covenants to Lender that Borrower shall use the proceeds of the Term Loan made by Lender to Borrower pursuant to this Loan Agreement and any advances made pursuant to the Other Agreements for working capital and solely for legal and proper corporate purposes (duly authorized by its Board of Directors) and consistent with all applicable laws and statutes.
2.4 Direction to Remit. Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower’s account, the proceeds of the Term Loan made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as the Executive Chairman, Chief Executive Officer or Chief Financial Officer of Borrower shall direct in writing.
2.5 Conditions Precedent. The following conditions precedent must be met before the Term Loan is made hereunder: (i) No event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Loan Agreement, (ii) The representations and warranties contained in this Loan Agreement and in the Other Agreements shall be true and correct on and as of the date of such Term Loan, (iii) As of the date of such Term Loan, no event shall have occurred and be continuing or would result from such Loan or the application of the proceeds thereof that would constitute an Event of Default or a Default, (iv) Borrower shall have paid all fees required under this Loan Agreement or the Other Agreements, (v) Lender shall have received reasonably satisfactory release documents from any and all conflicting secured creditors (other than holders of Permitted Liens), (vi) Lender shall have received reasonable evidence of a perfected security interest in the Collateral, (vii) Lender shall have received copies of the certificates and evidences of insurance contemplated under Section 5.6 hereof and the Financials described in Section 7.3, (viii) Lender shall have received reasonably adequate proof of free and clear ownership of the Collateral, including but not limited to paid in full invoices and cancelled checks or other means of payment for said invoices, (ix) Borrower and applicable financial institution(s) shall have executed any required account control agreements (in form reasonably satisfactory to Lender) for the benefit of Lender, (x) Borrower shall have delivered to Lender a reasonably satisfactory landlord waiver duly executed and delivered by Borrower’s Sunrise, Florida landlord, (xi) Lender shall have received a Warrant to purchase 105,264 shares of Borrower’s Common Stock at a purchase price of $4.75 per share, in the form attached hereto as Exhibit C (the “Warrant”), (xii) Borrower shall have successfully closed (A) an equity financing transaction of not less than $3,000,000, and (B) Subordinated Debt and/or Subordinated Debt — Bank transactions (together, in the case of Subordinated Debt and Subordinated Debt — Bank, with the delivery of such subordination agreements from such lender(s) and the Credit Support Providers, each satisfactory to Lender in its sole discretion) of not less than $5,000,000, such that, after consummation of the equity financing transaction and the Subordinated Debt and/or Subordinated Debt — Bank transactions, Borrower held not less than $9,000,000 in cash and cash equivalents on the date of the Term Loan, (xiii) an officer’s certificate of Borrower, reasonably satisfactory to Lender, that its former wholly owned subsidiary, Biopace, Inc., has no assets and has been liquidated; and (xiv) Borrower shall have delivered to Lender a legal opinion of counsel to Borrower relating to this Loan Agreement and the Other Agreements, in form and attached hereto as Exhibit D.
2.6 Payments and Taxes. Any and all payments made by Borrower under this Loan Agreement or any Other Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of Lender being organized or resident, conducting business (other than a business deemed to arise from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Loan Agreement or any Other Agreement) or having its principal office in such jurisdiction (“Indemnified Taxes”). If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable under this Loan Agreement or any Other Agreement to Lender (w) an additional amount shall be payable by Borrower as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (x) Borrower shall make such withholdings or deductions, (y) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) Borrower shall deliver to Lender evidence of such payment within thirty (30) days of such payment. Borrower’s obligation hereunder shall survive the termination of this Loan Agreement.
3. Interest, Fees and Repayment
3.1 Interest. The Term Loan shall bear interest, payable monthly in arrears on the first Business Day of each month in accordance with Section 2.1 hereof, calculated on the basis of a 360 day year comprised of twelve (12) thirty day months at a per annum rate equal to the interest rate specified in the related note (the “Loan Interest Rate”), which rate shall be the sum of (i) 800 basis points plus (ii) the greater of (a) 4.50% or (b) the yield on Three-Year U.S. Treasury Notes on the date of the Term Loan, as reported in the Federal Reserve Statistical Release H-15 or in such other publication as Lender may reasonably select. In no event shall interest accrue or be payable in connection with the Term Loan in an amount in excess of that permitted under applicable law. If the note so provides, the interest thereunder may be precomputed for the period ending when payments thereunder are due and on the assumption that all payments will be made on their respective due dates. Payments due under the note and not made by their scheduled due date for a period in excess of five (5) days thereafter shall be overdue and shall be subject to a service charge in an amount equal to two percent (2%) of the delinquent amount, but not more than the maximum rate permitted by law, whichever is less. In addition, and notwithstanding the forgoing, during the continuance of an Event of Default all outstanding Borrower Liabilities in respect of the Term Loan shall bear interest (payable on demand) at a rate that is two percent (2%) per annum in excess of the Loan Interest Rate applicable to the Term Loan and other Borrower Liabilities from time to time.
3.2 Fees. Borrower agrees to pay to Lender a fee of $100,000 to cover due diligence and other costs and expenses incurred in connection with the Term Loan, of which Lender acknowledges prior receipt of $50,000, and the remaining $50,000 of which is to be paid at closing. All fees payable hereunder shall be earned when due and payable hereunder, and shall not be refundable in whole or in part.
3.3 Repayment. Borrower’s Liabilities under this Loan Agreement are absolute and unconditional. Except as provided elsewhere in this Loan Agreement, including, but not limited to, with respect to the payment of interest pursuant to the payment schedule set forth in Section 2.1, any and all costs, fees and expenses payable pursuant to this Loan Agreement or any of the Other Agreements shall be payable by Borrower to Lender or to such other person or persons designated by Lender, on demand. All payments to Lender shall be payable by 2:00 p.m. (prevailing Chicago time) at Lender’s principal place of business specified at the beginning of this Loan Agreement or at such other place or places as Lender may designate in writing to Borrower. All payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrower.

3.4 Application of Payments. Except where an Event of Default has occurred and is continuing, the application of payments received by Lender pursuant to this Loan Agreement shall be applied first to any and all late charges, fees and expenses then due and payable; second to interest then due and payable hereunder; third to the principal amount of the Term Loan then due and payable, fourth to any other Borrower Liabilities then outstanding and finally, to the remaining Term Loan then outstanding. From and after an Event of Default that is continuing, Lender shall have the continuing and exclusive right to apply any and all such payments received by Lender to any portion of Borrower’s Liabilities, including to any of Borrower’s Liabilities arising under any of the Other Agreements. Solely for the purpose of computing interest earned by Lender, payments received by Lender shall be applied as aforesaid on the Business Day following receipt by Lender. Checks or other items of payment received after 2:00 p.m. prevailing Chicago, Illinois time shall be deemed received the following Business Day.
3.5 Accuracy of Statements Each statement of account by Lender delivered to Borrower relating to Borrower’s Liabilities shall be presumed correct and accurate (absent manifest error) and shall constitute an account stated between Borrower and Lender unless thereafter waived in writing by Lender, in Lender’s discretion. Any objection to the statement that Borrower may have must be delivered to Lender, by registered or certified mail, within thirty (30) days after Borrower’s receipt of said statement.
4. Term and Prepayment
4.1 Term. This Loan Agreement shall be in effect until the indefeasible payment in full to Lender of all of Borrower’s Liabilities. Except as provided below, Borrower has no right to prepay the principal amount of the Term Loan. Notwithstanding the foregoing, Borrower may prepay the Borrower Liabilities other than the Term Loan at any time without penalty.
4.2 Voluntary Prepayment. Borrower may, upon at least thirty (30) days prior written notice to Lender (stating the proposed date of prepayment, which date shall then be the due date for the Term Loan), prepay the outstanding principal amount of the Term Loan then outstanding in whole, but not in part by paying to Lender, in immediately available funds, an amount equal to the sum of (i) the outstanding principal amount of the Term Loan then outstanding, (ii) all accrued and unpaid interest, fees and expenses on the Term Loan through the date of prepayment, and (iii) (A) in the event that such prepayment is made on or prior to the first anniversary of the Term Loan, a prepayment premium equal to 3.0% of the principal amount only of the Term Loan being prepaid, (B) in the event that such prepayment is made after the first anniversary but on or prior to the second anniversary of the Term Loan, a prepayment premium equal to 2.0% of the principal amount only of the Term Loan being prepaid, and (C) in the event that such prepayment is made after the second anniversary but on or prior to the third anniversary of the Term Loan, a prepayment premium equal to 1.0% of the principal amount only of the Term Loan being prepaid.
5. Collateral and Security
5.1 Grant of Security Interest. To further secure to Lender the prompt full and faithful payment and performance of Borrower’s Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements, Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:
(i)	All Receivables;

(ii)	All Equipment;

(iii)	All Fixtures;

(iv)	All General Intangibles (excluding Intellectual Property);

(v)	All Inventory;

(vi)	All Investment Property;

(vii)	All Deposit Accounts and Securities Accounts (other than Account Numbers 2290 0834 6165 and 2290 0834 6178 of the Borrower at Bank of America (the “Bank of America Aggregation Account” and the “Payroll Account”, respectively));

(viii)	All Cash;

(ix)	All Documents;

(x)	All Proceeds from the sale, transfer or other disposition of Intellectual Property;

(xi)	All other Goods and tangible and intangible personal property of Borrower (other than Intellectual Property), whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and

(xii)	to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;
(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower and the term “Collateral” shall not include, any grant of a security interest in any of Borrower’s now owned or hereafter acquired Intellectual Property (other than a security interest in the Proceeds from the sale, transfer or other disposition of Intellectual Property), the Bank of America Aggregation Account (and any payments from the Credit Support Providers to the Borrower under any of the Bank of America Loan Guarantee Agreements received therein), or the Payroll Account; provided, however, that software, firmware and operating systems that cannot be removed from the Collateral without rendering the Collateral inoperable shall be deemed to be part of the “Collateral” unless such construction is prohibited by or inconsistent with any relevant license or other agreement respecting such software, firmware or operating system. Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.
Borrower hereby further agrees that, except as expressly permitted herein including with respect to Permitted Liens, Borrower shall not hereafter grant a security interest in or pledge any of its Intellectual Property to any other party.
5.2 Further Assurances. Borrower shall execute and/or deliver to Lender, at any time and from time to time hereafter at the request of Lender, all agreements, instruments, UCC financing statements (or other required perfection instruments), documents and other written matter (hereinafter individually and/or collectively, referred to as “Additional Documentation”) that Lender reasonably may request, in a form and substance reasonably acceptable to Lender, to perfect and maintain Lender’s perfected security interest in the Collateral and to consummate the transactions contemplated in or by this Loan Agreement and the Other Agreements. Borrower, irrevocably, (a) hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) to sign the name of Borrower on the Additional Documentation and to deliver the Additional Documentation to such Persons as Lender, in its sole and absolute discretion, may elect, (b) authorizes completion and filing of any such Additional Documentation by Lender or its agents, whether paper or electronic, (c) hereby ratifies and confirms the completion and filing of Additional Documentation by Lender or its agent, paper or electronic, occurring prior to the date hereof, and (d) declares that Borrower has the present intention to authenticate and process any such Additional Documentation, whether paper or electronic, and whether or not completed and filed by Lender or its agents before or after the date hereof.
5.3 Inspection of Collateral. Lender (by any of its officers, employees and/or agents) shall have the right, at any time or times during Borrower’s usual business hours, to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other and all financial records and matters whether or not relating to the Collateral. During the continuance of an Event of Default, all costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with such inspection and/or verification shall be payable by Borrower to Lender. Borrower agrees to use its best efforts to cause its employees and agents to cooperate with Lender in all inspections.
5.4 Controlled Accounts; Proceeds of Collateral. (a) Borrower shall deliver, or cause to be delivered to Lender the Account Control Agreement; provided, however, that Lender will not exercise its right to control amounts in a Controlled Account unless an Event of Default hereunder has occurred and is continuing.
     (b) All proceeds arising from the disposition of any Collateral by Borrower shall be deposited in a Controlled Account within one Business Day after receipt by Borrower. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Loan Agreement.
5.5 Third Party Claims. Lender, in its sole and absolute discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement or the Other Agreements or any Event of Default, may (but shall be under no obligation to) at any time or times hereafter, pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted (other than Permitted Liens) by any Person against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be payable by Borrower to Lender.
5.6 Insurance. Borrower shall at all times throughout the term of this Loan Agreement and any extension hereof procure and maintain at its own expense the following minimum insurance coverages which shall be provided by insurance carriers with an AM Best rating of A, Class C or as otherwise acceptable to Lender and with such deductibles and exclusions as approved by Lender: (1) All risk property damage insurance covering the Collateral which shall include but not be limited to fire and extended coverage and where applicable mechanical breakdown and electrical malfunction, and which shall be written in amount not less than the greater of (x) the outstanding loan balance or (y) the current replacement cost; and, (2) Commercial general liability insurance which may include excess liability insurance written on occurrence basis with a limit of not less than $2,000,000, and (3) Workers’ compensation insurance in accordance with statutory limits and employers’ liability coverage which may include excess liability in an amount not less than $2,000,000.
Any insurance carried and maintained in accordance with this Loan Agreement by Borrower shall be endorsed to provide that: (i) Lender shall be additional insured and loss payee with respect to the property insurance described in subsection (1) of the prior paragraph (and such insurance shall provide that the interest of Lender shall not be invalidated by any act or neglect of Lender, Borrower or other person), and Lender shall be an additional insured with respect to the liability insurance described in subsection (2) of the prior paragraph; and (ii) The insurers thereunder waive all rights of subrogation against Lender, any right of setoff and counterclaim and any other right to deduction due to outstanding premiums, whether by attachment or otherwise; and (iii) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender; and (iv) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured; and (v) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage that affects the interests of Lender, such cancellation or change shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer of such cancellation or change; providing, however, that such thirty (30) day period shall be reduced to ten (10) days in the case where cancellation results from the nonpayment of premiums. Borrower, irrevocably, appoints Lender as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies, and such appointment will be immediately effective upon the occurrence of an Event of Default hereunder.
On or before the initial funding by Lender hereunder, and at each policy anniversary date, Borrower shall arrange to furnish Lender with appropriate Certificates of Insurance. Such Certificates of Insurance shall be executed by each insurer or by an authorized representative of each insurer, and shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements (i) through (v) above.
In case of the failure to procure or maintain such insurance, Lender shall have the right, but not the obligation, to obtain such insurance and any premium paid by Lender shall be immediately due and payable by Borrower to Lender. The maintenance of any policy or policies of insurance pursuant to this Section shall not limit any obligation or liability of Borrower pursuant to any other Sections or provisions of this Loan Agreement.
5.7 Charges on Collateral. Borrower shall not permit any Charges (other than Permitted Liens) to arise, or to remain, and Borrower shall pay promptly when due, and discharge, such Charges. In the event Borrower, at any time or times hereafter, shall fail to pay such Charges when due or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or Event of Default, in its sole and absolute discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand.
5.8 UCC Filing Authorization. Borrower hereby authorizes Lender and its counsel and other representatives to file, at any time on or after the date hereof, Uniform Commercial Code financing statements and continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may reasonably determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender hereunder and under the Other Agreements. Such financing statements may describe the Collateral in the same manner as described herein or therein or may contain an indication or description of Collateral that describes such property in any other manner as Lender may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral.
5.9 Accounts. So long as no Event of Default has occurred and is continuing, subject to Section 7.4 hereof, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, Lender may, at its option, notify Borrower that Lender intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances and on and after such notice from Lender to Borrower, Lender shall have such exclusive right.
6. Warranties and Representations
6.1 Borrower Representations. Borrower warrants and represents to Lender, as of the date hereof and as of the date of the Term Loan made hereunder, and agrees and covenants to Lender that:
(a)	Borrower’s legal name is “Bioheart, Inc.” Borrower is a corporation (i) duly organized and existing and in good standing under the laws of the state of its organization as set forth above and (ii) qualified or licensed to do business in all other states in which the laws require Borrower to be so qualified and/or licensed;

(b)	Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements and the execution, delivery and/or performance by Borrower of this Loan Agreement and the Other Agreements, and the use by Borrower of the proceeds of the Loans hereunder, shall not, by the lapse of time, the giving of notice or otherwise, conflict with or constitute a violation of any applicable law (including, without limitation, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof) or a breach of any provision contained in Borrower’s organizational documents or contained in any Material Agreement to which Borrower is a party or by which it is bound or give rise to or result in any default thereunder;

(c)	This Loan Agreement is (and when executed or delivered, each Other Agreement will be) the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

(d)	Except as disclosed to Lender in writing prior to the date hereof, there are no actions or proceedings which are pending, or to its knowledge threatened, against Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Borrower is not in breach of any Material Agreement or subject to any charge, restriction, judgment, decree or order which has or could reasonably be expected to have a Material Adverse Effect, nor is Borrower in default with respect to any indenture, security agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

(e)	Except as disclosed to Lender in writing prior to the date hereof, Borrower has and is in good standing with respect to all licenses, patents, copyrights, trademarks, trade names, governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it;

(f)	The financial statements delivered by Borrower to Lender prior to the date hereof and the date of the Term Loan fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower as of the dates and for the periods stated therein and have been prepared in accordance with GAAP, and no event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred since the date of this Loan Agreement;

(g)	As to the Accounts and other Collateral, (i) Borrower has good, indefeasible and merchantable title to and ownership of the Collateral and the Accounts described and/or listed on any certificate or schedule relating to the Accounts delivered to Lender, free and clear of all liens, claims, security interests and encumbrances, except those of Lender and Permitted Liens.

(h)	As to Lender’s security interest, (i) Lender’s security interest in the Collateral is perfected and is of first priority (subject to Permitted Liens); (ii) the offices and/or locations where Borrower keeps the Collateral and Borrower’s books and records concerning the Collateral are at the locations identified to Lender in writing; and (iii) the addresses identified to Lender in writing as Borrower’s chief executive office and principal place(s) of business are Borrower’s sole offices and place(s) of business.

(i)	Borrower is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(j)	All income and other tax returns and reports required to be filed by Borrower have been timely filed, and all taxes shown on such tax returns to be due and payable and all other assessments, fees and governmental charges upon Borrower and its properties, assets, income, businesses and franchises have been paid when due and payable except to the extent that (A) such taxes, assessments, charges or claims (i) are being contested in good faith by appropriate proceedings (promptly instituted and diligently conducted) so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) such proceeding shall stay the attachment, sale, disposition, foreclosure or forfeiture of any asset of Borrower in connection with any such contested tax, assessment, charge or claim or, (B) the failure to timely pay such taxes, assessments, charges or claims could not reasonably be expected to have a Material Adverse Effect. All necessary and appropriate estimated payments (including any interest and penalties) in respect of assessed tax liability under Borrower’s state and federal tax returns have been made on a timely basis.
(k)	As of the date hereof and of the Term Loan (i) the sum of Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s present assets; (ii) Borrower’s capital is not unreasonably small in relation to its business as it exists and as is contemplated at such time; and (iii) Borrower has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

(l)	No information furnished in writing to Lender by or on behalf of Borrower for use in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made. There are no facts known to Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(m)	Borrower has provided to Lender on or prior to the date hereof a schedule that correctly identifies the ownership interest (including all options, warrants and other rights to acquire capital stock) of Borrower and each of its Subsidiaries as of the date hereof.

(n)	(i) Borrower (A) has been and is in compliance in all material respects with all applicable Environmental Laws; (B) has not received any communication, whether from a governmental authority or otherwise, alleging that Borrower is not in such compliance, and there are no past or present actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future; (ii) there is no Environmental Claim pending or, to the best knowledge of Borrower, threatened against Borrower or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law; and (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against Borrower or, to the best knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law.

(o)	(i) Borrower is an “operating company” within the meaning of the regulations of the United States Department of Labor included within 29 CFR Section 2510.3-101 (the “DOL Regulations”) or is in compliance with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations and (ii) neither Borrower nor any subsidiary of Borrower maintains or is obligated to make contributions to any employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute (“ERISA”).
7. Affirmative and Negative Covenants
7.1 Affirmative Covenants. Borrower covenants with Lender that Borrower shall, and shall cause each of its Subsidiaries to: (a) preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, (b) pay all income and other taxes and assessments imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, (c) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, (d) keep adequate books of record and account, in which complete entries shall be made of all financial transactions and the assets and of its business, (e) on or prior to June 30, 2007, deliver to Lender duly executed landlord or collateral access agreements, in form and substance reasonably satisfactory to Lender, for all premises (including offices and co-location facilities) at which any Collateral is located (other than Borrower’s offices in Sunrise, Florida for which a landlord agreement was delivered to Lender on or prior to the date hereof), (f) promptly take any and all necessary Cleanup action on, under or affecting any property owned, leased or operated by Borrower in accordance with all laws and the policies, orders and directives of all federal, state and local governmental authorities, and conduct and complete such Cleanup action in material compliance with all applicable Environmental Laws, (g) keep and/or maintain the Collateral and the books and records relating thereto at the addresses identified in writing to Lender, unless Borrower gives Lender written notice thereof at least thirty (30) days prior thereto and the same is within the contiguous forty-eight (48) states of the United States of America; (h) deliver to Lender any and all evidence of ownership of, including without limitation, vendor invoices and proofs of payment thereof, certificates of title to and applications for title to, any Collateral promptly following any request by Lender, (i) keep and maintain the Collateral in good operating condition and repair and make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved and (j) provide written notice to Lender of any change in the addresses of Borrower’s chief executive office and principal place of business at least thirty (30) days prior thereto.
7.2 Negative Covenants Borrower covenants with Lender that Borrower shall not, and shall not permit any of its Subsidiaries to: (a) grant a security interest in, assign sell of transfer any of the Collateral or any of its Intellectual Property to any person or permit, grant, or suffer or permit a lien, claim or encumbrance upon any of the Collateral or Intellectual Property, except for (i) Permitted Liens, (ii) the sale of Inventory in the ordinary course of business and the sale of obsolete or unneeded Equipment or (iii) the transfer to a currently operating or newly formed wholly-owned subsidiary of any Intellectual Property related to a product candidate other than Borrower’s MyoCell or MyoCell II with SDF-1 product candidates; (b) permit or suffer any Charges to attach to or affect any of the Collateral (other than Permitted Liens); (c) permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any of the Collateral; (d) merge or consolidate with or acquire any Person except in a transaction in which Borrower is the surviving Person or, if Borrower is not the surviving Person, such transaction does not result in a Change of Control; (e) other than Subordinated Debt — Bank, Subordinated Debt, Ordinary Course Indebtedness or payments under the Bank of America Loan Guarantee Agreements (payable only upon the occurrence of a Trigger Date, as defined therein), incur or permit or suffer to exist any indebtedness for borrowed money or for the deferred purchase price for property or services, provided, however, that notwithstanding the foregoing, Borrower may not pay any principal, interest or other costs, expenses or liabilities (other than origination fees and legal expenses in connection with such origination, not to exceed $425,000 in the aggregate) arising under or in connection with Subordinated Debt — Bank or any Subordinated Debt prior to the payment in full of all Borrower’s Liabilities and the termination of any commitments of Lender hereunder; (f) with the exception of Ordinary Course Indebtedness, voluntarily prepay any indebtedness prior to its scheduled maturity other than pursuant to the terms hereof; provided that, notwithstanding the foregoing, if Borrower receives at least $30 million of net proceeds from an initial public offering of its common stock occurring on or before January 31, 2008, Borrower may voluntarily prepay up to $5.7 million of the outstanding principal and interest on the Subordinated Debt and/or Subordinated Debt- Bank using proceeds from such initial public offering; (g) except in connection with a share repurchase pursuant to which the Borrower offers to pay its then existing shareholders an amount, in the aggregate, not more than $250,000 during the term of the Loan Agreement, make or pay (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower (other than dividends which are payable solely in capital stock of Borrower) or (ii) any redemption, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any outstanding warrants, options or other rights to acquire such shares; (h) enter into any transaction with any Affiliate, which transaction is not carried out or otherwise consummated in writing and on a basis at least as favorable to the Borrower as a transaction could be carried out on an arms-length basis with a similarly situated third party; (i) enter into any transaction relating to the sale of substantially all of the assets of the Borrower not in the ordinary course of its business, (j) make any change in any of its business objectives, purposes and operations, which has, or could reasonably be expected to have, a Material Adverse Effect; (k) without thirty (30) days’ prior written notice to Lender, make any change in its legal name or state of formation or organization; (l) adopt or otherwise become obligated to contribute to any employee benefit plan that is subject to Title IV of ERISA; (m) take any action or fail to take an action if, as a result of such action or inaction, Borrower would fail to qualify as an “operating company” within the meaning of the DOL Regulations or otherwise comply with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations; (n) transfer any cash, directly or indirectly, to the Bank of America Aggregation Account; or (o) after the occurrence of an Event of Default which is then continuing, transfer any cash to the Payroll Account (other a single transfer in an amount equal to the lesser of $100,000 or the salary obligations of Borrower to its employees for the then current two-week payroll period).
7.3 Covenants regarding Financial Statements. Borrower shall cause to be furnished to Lender, (i) no later than 120 days after the end of each fiscal year, the unqualified, audited financial statements of Borrower as of the end of such year (which financial statements shall not contain any “going concern” exception or any exception relating to scope of review, except for any going concern exception attributable to the Borrower’s perceived need to raise additional capital), (ii) no later than 30 days after the end of each month unaudited interim financial statements of Borrower as of the end of such month, certified, on behalf of Borrower and not in any personal capacity, by Borrower’s chief financial officer to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP, each containing consolidated and consolidating profit and loss statements for the month then ended and for Borrower’s fiscal year to date, consolidated and consolidating balance sheets as at the last day of such month and a consolidated statement of cash flows for the month then ended and for Borrower’s fiscal year to date, (iii) summary monthly bank statements, no later than 30 days after the related month end, reflecting month-end cash balances, (iv) concurrently with the delivery of the financial statements required to be delivered by Section 7.3(ii), a monthly Compliance and Disclosure Certificate, substantially in the form of Exhibit A attached hereto and made a part hereof, (v) promptly upon Borrower’s Board of Directors approval thereof, copies of Borrower’s annual operating plan, if any, and any revisions thereto and (vi) such other financial and business information of Borrower as Lender may reasonably require, including such other financial and operating performance data as is provided by Borrower to its outside investors or commercial lenders and, if applicable, required to be provided to shareholders by the Securities and Exchange Commission. Each financial statement to be furnished to Lender must be prepared in accordance with GAAP; provided, however, non-audited interim financial statements need not include financial notes. Borrower also agrees to promptly provide to Lender notice of, and such other data and information (financial and otherwise) at any time and from time to time reasonably requested by Lender relating to, any legal actions or proceedings pending, or to its knowledge, threatened in writing, against Borrower or the occurrence of any event or change that has, or could reasonably be expected to have, a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, Borrower may refuse to provide any information required to be provided pursuant to this Section 7.3 if the disclosure would result in a waiver of Borrower’s attorney-client privilege. Financial statements may be delivered via electronic mail to Lender.
7.4 Further Covenants. (a) Borrower may not grant any credit, discount, allowance or extension, or enter into any agreement for any of the foregoing, except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with Borrower’s historic credit and collection practices and policies without the prior consent of Lender.
     (b) Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, facsimile transmission or otherwise.
7.5 Indemnification and Liability. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, reasonable costs and expenses (including reasonable attorneys’ fees), of every nature, character and description, which Lender may sustain or incur based upon or arising out of the Collateral, any of Borrower’s Liabilities or under this Loan Agreement (except any such actual damage amounts sustained or incurred by Borrower as the result of the gross negligence or willful misconduct of Lender). Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding. Borrower’s obligation hereunder shall survive termination of this Loan Agreement.
8. Default
8.1 Events of Default. The occurrence of any one of the following events shall constitute a default (“Event of Default”) by Borrower under this Loan Agreement: (a) if Borrower fails to pay any principal of the Term Loan when due and payable or fails, within five (5) days after the same are due and payable, to pay any other Borrower’s Liabilities; (b) if any representation, warranty, financial statement, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Lender is not true and correct in any material respect, when made or deemed made or delivered; (c) if Borrower fails or neglects to perform, keep or observe any term, provision, condition or covenant contained in this Loan Agreement or in the Other Agreements, which is required to be performed, kept or observed by Borrower, other than the payment of Borrower’s Liabilities, and, in the case of any covenant contained in Section 7.1 hereof, the same is not cured within fifteen (15) days; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default; (d) if any portion of the Collateral or any other of Borrower’s other assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the attachment, seizure, writ or warrant is not removed within fifteen (15) days; (e) if any event, condition or change shall occur that has had a Material Adverse Effect; (f) if a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation shall be filed by or against Borrower or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower for its dissolution or liquidation; (g) if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; (h) if an application is made by Borrower or any Person for the appointment of a receiver, trustee or custodian for the Collateral or any other of Borrower’s assets; (i) if a notice of lien or Charges are filed of record with respect to any of the Collateral by any Person and not paid within fifteen (15) days after Borrower receives notice; provided, however, that an Event of Default will not be deemed to have occurred if stayed or if a bond is posted pending contest by Borrower within such fifteen (15) day period; (j) if any Change of Control shall occur; (k) if any money judgment, writ or warrant of attachment or similar process in excess of $100,000 (if not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets; (l) this Loan Agreement or any Other Agreement shall for any reason fail or cease to be valid and binding on, or enforceable against, Borrower or any other party thereto in accordance with its terms, or Borrower shall so assert; (m) this Loan Agreement or any Other Agreement shall cease to create a valid and enforceable lien and security inte rest on any Collateral purported to be covered thereby or any such lien and security interest shall fail or cease to be a perfected and first priority lien and security interest (subject to Permitted Liens); or (n) if Borrower is in default in the payment of any debt to any Person other than Lender in excess of $100,000 or any other default or breach shall occur under any agreement or instrument relating to any such debt and such default, condition or event gives the holders of such debt (or any agent or trustee on their behalf) the then current right to accelerate such indebtedness; provided, that, Borrower shall not be considered to be in default under any loan or other agreement relating to the Subordinated Debt — Bank if (i) such default relates solely to the failure to pay principal or interest thereunder and (ii) (A) there is sufficient collateral under such loan or other agreement to cover amounts owed by Borrower thereunder, or (B) such amounts are paid by the Credit Support Providers within fifteen (15) days after the occurrence of such default. Borrower shall provide written notice of any events or circumstances which would give rise to an Event of Default under this Section 8.1 promptly (but in no event more than two (2) Business Days) after becoming aware of such events or circumstances. Failure of Borrower to give such notice promptly shall constitute an Event of Default hereunder.
8.2 Lender’s Rights and Remedies. Upon an Event of Default under Section 8.1(f), without notice by Lender to, or demand by Lender of, Borrower, all of Borrower’s Liabilities shall be automatically accelerated and shall be due and payable forthwith and any other commitments to provide any financing hereunder shall automatically terminate, and upon any other Event of Default, without notice by Lender, to or demand by Lender of, Borrower, Lender may accelerate all of Borrower’s Liabilities and same shall be due and payable forthwith and/or Lender may terminate any other commitments to provide any financing hereunder. Lender may, in its sole and absolute discretion: (a) exercise any one or more of the rights and remedies accruing to a Lender under the Uniform Commercial Code or other applicable law of the relevant state or states or other applicable jurisdiction, and in equity, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, including under this Loan Agreement and the Other Agreements; (b) enter, with or without process of law and without breach of the peace, any premises where the Collateral or the books and records of Borrower related thereto is or may be located, and without charge or liability to Lender therefor seize and remove the Collateral (and copies of Borrower’s books and records relating to the Collateral) from said premises and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing and disposing of the Collateral; (c) sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts at one or more public or private sales for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale(s) only when such proceeds are actually received by Lender; and (d) require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower.
In addition, at any time an Event of Default has occurred and is continuing, Lender may, in its discretion, enforce the rights of Borrower against any Account Debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, at any time or times that an Event of Default has occurred and is continuing, Lender may, in its discretion, at such time or times (1) notify any or all Account Debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Accounts directly to Lender, (2) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of Borrower’s Liabilities, (3) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (4) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default has occurred and is continuing, at Lender’s request, all invoices and statements sent to any Account Debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.
All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. Lender agrees to give notice of any sale to Borrower at least ten (10) days prior to any public sale or at least ten (10) days before the time after which any private sale may be held. Borrower agrees that Lender may purchase any such Collateral (including by way of credit bid), and may postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.
8.3 Power of Attorney. Upon the occurrence of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest (in addition to such other powers of attorney granted to Lender elsewhere in this Loan Agreement), authorizing and permitting Lender at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to execute on behalf of Borrower any Additional Documentation, or such other instruments or documents as may be reasonably necessary in order to exercise a right of Borrower or Lender, including but not limited to the execution of any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s or other lien, or assignment or satisfaction of mechanic’s or other lien, or to take control in any manner of any cash or non-cash proceeds of Collateral and take any action or pay any sum required of Borrower pursuant to this Loan Agreement and any Other Agreement. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Loan Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.
9. General Provisions
9.1 Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent via facsimile transmission, (iii) the next Business Day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four Business Days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereunder at their respective addresses and transmission numbers indicated on the signature page hereof, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
9.2 Severability. Should any provision of this Loan Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Loan Agreement, which shall continue in full force and effect.
9.3 Integration; Modification. This Loan Agreement, the Other Agreements and such other written agreements, documents and instruments as may be executed in connection herewith or pursuant hereto are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Loan Agreement and the Other Agreements. There are no oral understandings, representations or agreements between the parties which are not set forth in this Loan Agreement or the Other Agreements or in other written instruments, documents or agreements signed by the parties in connection herewith. If any provision contained in this Loan Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Loan Agreement shall govern and control, it being the intent of the parties, however, that the terms of each of the Loan Agreement and the Other Agreements shall be remain in full force and effect. This Loan Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender.
9.4 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Loan Agreement.
9.5 Attorneys’ Fees and Other Costs. Borrower shall reimburse Lender for all out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender in connection with any amendment or waiver to this Loan Agreement or any Other Agreement; seeking to enforce any of its rights hereunder against Borrower or the Collateral, including in bankruptcy; enforcing Lender’s security interest in the Collateral, and representing Lender in all such matters. Borrower shall also pay Lender’s standard charges for returned checks in effect from time to time. Borrower’s obligation hereunder shall survive termination of this Loan Agreement.
9.6 Benefit of Agreement; Assignment. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Loan Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement, or the Other Agreements, or of any portion thereof, including without limitation Lender’s rights, titles, interests, remedies, powers and/or duties. Borrower shall establish and maintain a record of ownership (the “Register”) in which it agrees to register by book entry Lender’s and each initial and subsequent assignee’s interest in the Term Loan, and in the right to receive any payments hereunder and any assignment of any such interest. Notwithstanding anything to the contrary contained in this Loan Agreement, the Term Loan (including the Note in respect of such Term Loan) are registered obligations and the right, title, and interest of Lender and its assignees in and to such Term Loan shall be transferable upon notation of such transfer in the Register, pursuant to Borrower’s obligation above. In no event is any note to be considered a bearer instrument or bearer obligation. This Section shall be construed so that the Term Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).
9.7 Paragraph Headings. Paragraph headings are only used in this Loan Agreement for convenience. The term “including”, whenever used in this Loan Agreement, shall mean “including but not limited to”. This Loan Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Loan Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.
9.8 Interest Laws. Notwithstanding any provision to the contrary contained in this Loan Agreement or any Other Agreement, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Loan Agreement or in any Other Agreement, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder or under any Other Agreement shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of Borrower’s Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein or in any Other Agreement shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Loan Agreement and the Other Agreements shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.
9.9 No Implied Waivers. Lender’s failure at any time or times hereafter to exercise any rights or remedies or to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith and all rights and remedies shall continue in full force and effect until all of Borrower’s Liabilities have been fully and indefeasibly paid and performed. Any suspension or waiver by Lender of an Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. No waiver by Lender of any Event of Default or of any of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Loan Agreement or the Other Agreements shall be effective unless specifically waived by an instrument in writing signed by an officer of Lender.
9.11 Acceptance by Lender. This Loan Agreement shall become effective upon acceptance by Lender, in writing, at its principal place of business as set forth above. If so accepted by Lender, this Loan Agreement and the Other Agreements shall be deemed to have been made at said place of business.
9.12 LAW AND VENUE. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. BORROWER

CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS. BORROWER WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER OR TO ASSERT THAT ANY ACTION INSTITUTED BY LENDER OR BORROWER IN SUCH COURT IS AN IMPROPER VENUE OR SUCH ACTION SHOULD BE TRANSFERRED TO A MORE CONVENIENT FORUM.
9.13 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS LOAN AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.
9.14 CONFIDENTIALITY. Each party acknowledges that certain information exchanged by the parties hereunder is confidential or proprietary in nature (the “Confidential Information”). Accordingly, each party receiving Confidential Information hereunder (the “receiving party”) agrees that any Confidential Information it may obtain shall be received in confidence and shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the party disclosing such information (the “disclosing party”), except that the receiving party may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates (collectively, “Representatives”), if receiving party in its reasonable discretion determines that any such Representatives should have access to such information and, provided that such Representative has been informed of the confidential nature of such Confidential Information prior to its exposure thereto; (b) if such information is generally available to the public when first disclosed to the receiving party; (c) if required, in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over the disclosing party; (d) if legally required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by counsel to the receiving party; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any this Loan Agreement or any Other Agreement, including Lender’s sale, lease, or other disposition of Collateral after default, which Collateral constitutes or is reasonably related to Confidential Information;(g) to any participant or assignee of Lender or any prospective participant or assignee, provided such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the disclosing party; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates.
[Signature Page Follows]

In Witness Whereof, this Loan and Security Agreement has been duly executed as of the day and year first above written.

Borrower:		Accepted By:

Borrower:	BIOHEART, INC.	Lender:	BlueCrest capital finance, l.p.
By: BlueCrest Capital Finance GP,
LLC, its general partner

By:		By:

Name:		Name:
Title:		Title:

Address for	13794 NW 4th Street	Address for	225 West Washington Street
Notices:	Suite 212	Notices:	Suite 200
	Sunrise, Florida 33325		Chicago, IL 60606
Attention: Legal Department
Telephone:	(954)-835-1500	Telephone:	312-368-4973
Facsimile:	(954)-845-9976	Facsimile:	312-443-0126
with a copy to:
225 West Washington
Chicago, IL 60606
Attention: Mark King
		Telephone:	312-368-4978
		Facsimile:	312-443-0126

EXHIBIT A
Officer’s Compliance and Disclosure Certificate
(attachment to monthly financial reports)
     Reference is hereby made to certain Loan and Security Agreement (the “Loan Agreement”) (together with all instruments, documents and agreements entered into in connection therewith, the “Loan Documents”) by and between BlueCrest Capital Finance, L.P. (“Lender “) and Bioheart, Inc. (“Borrower”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Loan Agreement. The undersigned,                                    , hereby certifies to Lender that he/she is the duly elected and acting                                     of Borrower and that:
(i)	FINANCIAL STATEMENTS — General. The attached financial statements fairly reflect the financial condition and results of operations of Borrower in all material respects in accordance with GAAP, except as disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule) and, except as disclosed on the Schedule of Events, since ___, 200___, there has been no event or change that has, or could reasonably be expected to have, a Material Adverse Effect;

(ii)	FINANCIAL STATEMENTS — Off-Balance Sheet. All material financial obligations and contingent obligations of Borrower not otherwise listed and itemized on the attached financial statements, are disclosed on the attached Schedule of Financial Statement Exceptions, including but not limited to material off-balance sheet leasing obligations, and guarantees of financial obligations of Borrower, its affiliates, subsidiaries, officers and related parties (if none, so state on said Schedule);

(iii)	FINANCIAL STATEMENTS — Related Party Transactions. All material related party transactions, including but not limited to loans, receivables or payables due to/from Borrower’s officers or employees, affiliates, subsidiaries, or other related parties, are disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule);

(iv)	COMPLIANCE WITH APPLICABLE LAW. Except as noted on the attached Schedule of Compliance Issues, there are no material events whereby Borrower or, to the knowledge of Borrower, Borrower’s directors, employees, affiliates, subsidiaries or other related parties are acting or conducting business contrary to applicable local, state, or national laws in the country or countries in which said parties are conducting business;

(v)	ABSENCE OF DEFAULT. Except as noted on the attached Schedule of Compliance Issues, no Default or Event of Default exists on the date hereof; and

(vi)	LITIGATION. Except as disclosed on the Schedule of Compliance Issues, there are no actions, suits or proceedings pending or, to the knowledge of Borrower and the undersigned, threatened against or affecting Borrower in any court or before any governmental commission, board or authority which, if adversely determined could reasonably be expected to have Material Adverse Effect. Borrower is involved in such litigation and other disputes as are listed on the attached Schedule of Compliance Issues (if none, so state on said Schedule).
The undersigned has executed this certificate as of                               , 200.
     Signature:
     By (printed name and title):

SCHEDULE OF FINANCIAL STATEMENT EXCEPTIONS

Category of Disclosure	Financial Date	Comments (if none, state “none”)

General Exceptions:

Off-Balance Sheet:

Related Party Transactions:
SCHEDULE OF COMPLIANCE ISSUES

Parties Involved	Date of filing/incident	Nature of Dispute or Issue (if none, state “none)”

Compliance Issues:

Litigation Issues:
     Signatory Initials:

EXHIBIT B
FORM OF NOTE

EXHIBIT C
FORM OF WARRANT

EXHIBIT D
FORM OF LEGAL OPINION